As filed with the Securities and Exchange Commission on August 31, 2004

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ATMOS ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Texas and Virginia (State or other jurisdiction of incorporation or organization)	75-1743247 (I.R.S. Employer Identification No.)

1800 Three Lincoln Centre 5430 LBJ Freeway Dallas, Texas 75240 (972) 934-9227 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	Louis P. Gregory 1800 Three Lincoln Centre 5430 LBJ Freeway Dallas, Texas 75240 (972) 934-9227 (Name, address, including zip code, and telephone number, including area code, of agent for service)

The Commission is requested to mail copies of all orders, notices and communications to:

Irwin F. Sentilles, III Gibson, Dunn & Crutcher LLP 2100 McKinney Avenue, Suite 1100 Dallas, Texas 75201 (214) 698-3100	Jonathan Jewett Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022

Approximate date of commencement of proposed sale to public:
From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of	Proposed maximum	Amount of
securities to be registered	aggregate offering price (1)	registration fee
Debt securities and common stock (no par value per share) (2)	$2,200,000,000 (3)	$278,740

(1)	Exclusive of accrued interest and dividends, if any, and estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2)	Includes, with respect to each share of common stock, Rights pursuant to the registrant’s Rights Agreement, dated as of November 12, 1997, as amended, between the registrant and the Rights Agent named therein. Until any triggering event under the Rights Agreement occurs, the Rights trade with, and cannot be separated from, the common stock.

(3)	In no event will the aggregate maximum offering price of all securities issued by the registrant, from time to time, pursuant to this registration statement exceed $2,200,000,000. Such amount represents the offering price of any common stock, the principal amount of any debt securities issued at their stated principal amount and the offering price of any debt securities issued at an original discount.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer is not permitted.

Subject to Completion, Dated August 31, 2004

PROSPECTUS

Atmos Energy Corporation

By this prospectus, we offer up to

$2,200,000,000

of debt securities and common stock

     We will provide specific terms of these securities in supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. You should read this prospectus and the prospectus supplement carefully before you invest.

     Investing in these securities involves risks that are described in the “Risk Factors” section beginning on page 1 of this prospectus.

     Our common stock is listed on the New York Stock Exchange under the symbol “ATO.”

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated ___________, 2004

     We have not authorized any other person to provide you with any information or to make any representation that is different from, or in addition to, the information and representations contained in this prospectus or in any of the documents that are incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus, as well as the information contained in any document incorporated by reference, is accurate as of the date of each such document only, unless the information specifically indicates that another date applies.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	ii
RISK FACTORS	1
ATMOS ENERGY CORPORATION	4
SECURITIES WE MAY OFFER	6
USE OF PROCEEDS	6
RATIO OF EARNINGS TO FIXED CHARGES	7
THE TXU GAS ACQUISITION	7
DESCRIPTION OF DEBT SECURITIES	10
DESCRIPTION OF COMMON STOCK	24
PLAN OF DISTRIBUTION	27
LEGAL MATTERS	28
EXPERTS	29
WHERE YOU CAN FIND MORE INFORMATION	30
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	31
Amended & Restated Articles of Incorporation
Amended & Restated Bylaws
Indenture - July 15, 1998
Twenty-Second Supplemental Indenture
Indenture - November 15, 1995
First Supplemental Indenture
Ninth Supplemental Indenture
Opinion/Consent of Gibson, Dunn & Crutcher LLP
Opinion/Consent of Hunton & Williams LLP
Computation of Ratio of Earnings to Fixed Charges
Letter of Ernst & Young LLP
Letter of Deloitte & Touche LLP
Consent of Ernst & Young LLP
Consent of Deloitte & Touche LLP
Statement of Eligibility of SunTrust Bank on Form T-1

     The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about, and observe, any of these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

     The terms “we,” “our,” “us” and “Atmos” refer to Atmos Energy Corporation and its subsidiaries unless the context suggests otherwise. The term “you” refers to a prospective investor.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     Statements contained or incorporated by reference in this prospectus that are not statements of historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future results and are not statements of fact, actual results may differ materially from those stated. Important factors that could cause future results to differ include, but are not limited to:

•	successful completion, financing and integration of our pending acquisition of the operations of TXU Gas Company and other acquisitions we have made or may make in the future;

•	adverse weather conditions, such as warmer-than-normal weather in our utility service territories or colder-than-normal weather that could adversely affect our natural gas marketing activities;

•	national, regional and local economic conditions;

•	increased competition from other energy suppliers and alternative forms of energy;

•	regulatory trends and decisions, including deregulation initiatives and the impact of rate proceedings before various state regulatory commissions;

•	changes in the availability and prices of natural gas, including the volatility of natural gas prices;

•	effects of inflation;

•	market risks beyond our control affecting our risk management activities, including market liquidity, commodity price volatility and counterparty creditworthiness;

•	our ability to continue to access the capital markets; and

•	other factors discussed in this prospectus and our other filings with the SEC.

     All of these factors are difficult to predict and many are beyond our control. Accordingly, while we believe these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. When used in our documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

     For further factors you should consider, please refer to the “Risk Factors” section beginning on page 1 of this prospectus and the Management’s Discussion and Analysis of Financial Condition and Results of Operations section in our annual report on Form 10-K for the year ended September 30, 2003 and in our quarterly reports on Form 10-Q for the quarterly periods ended December 31, 2003, March 31, 2004 and June 30, 2004.

ii

RISK FACTORS

     You should consider carefully all of the information that is included or incorporated by reference in this prospectus before investing in our debt securities or our common stock. In particular, you should evaluate the uncertainties and risks referred to or described below, which may adversely affect our business, financial condition or results of operations. Additional uncertainties and risks that are not presently known to us or that we currently deem immaterial, including those associated with the TXU Gas acquisition, may also adversely affect our business, financial condition or results of operations.

Factors Affecting Our Company and Our Industry

     The factors affecting our company and our industry that could impact our business, financial condition or results of operations include those factors described in this prospectus and in the information incorporated by reference in this prospectus. In particular, please refer to “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors that May Affect Our Future Performance” in our annual report on Form 10-K for the year ended September 30, 2003, which is incorporated by reference in this prospectus, and those factors listed in this prospectus in “Cautionary Statement Regarding Forward-Looking Statements” for a discussion of some of the factors that could affect our future operations or performance.

Risks Relating to the TXU Gas Acquisition

     On June 17, 2004, we entered into a definitive agreement with TXU Gas Company to acquire the natural gas distribution and pipeline operations of TXU Gas. The purchase price, excluding transaction costs, for the acquisition is $1.925 billion, which is payable in cash. In July 2004, we received approximately $235.8 million in net proceeds from an offering of common stock, which we expect to use to finance a portion of the acquisition. We intend to finance the approximately $1.7 billion balance of the purchase price under a bridge financing facility. For more detailed information regarding the TXU Gas acquisition and the financing, see “The TXU Gas Acquisition.” In addition to the factors affecting our company and our industry, the risks outlined below relating to the TXU Gas acquisition and the operations of TXU Gas could also adversely affect our business, financial condition or results of operations.

Our completion of the TXU Gas acquisition depends upon the receipt of financing under the proposed bridge financing facility whose terms and conditions are not fully negotiated.

     We have received a commitment from a financial institution to provide the financing required for the TXU Gas acquisition through the bridge financing facility. Although we believe the terms of the commitment are suitable for our financing requirements in connection with the TXU Gas acquisition, we still must negotiate the final terms and the definitive documentation for the bridge financing facility. The pricing anticipated for the bridge financing facility would increase if the bridge financing facility cannot be syndicated on the terms contemplated by the commitment letter. Additionally, other terms and conditions of the bridge financing facility may not be as currently anticipated. Our obligations under the agreement for the TXU Gas acquisition are not conditioned upon our entering into the bridge financing facility on particular terms or completing the financing under the bridge financing facility. If we fail to enter into the bridge financing facility or it does not close, we would be required to seek alternative sources of financing for the TXU Gas acquisition. For regulatory and other reasons, we may not be successful in obtaining alternative financing on reasonable terms, if at all. If we could not obtain alternative sources of financing, we would be unable to complete the TXU Gas acquisition and would breach our obligations under the acquisition agreement.

We may not be able to refinance the bridge financing facility when required or on reasonable terms.

     The bridge financing facility will be limited to a term of 364 days from the closing of the TXU Gas acquisition. As a result, we will be required to find long-term financing to refinance the bridge financing facility prior to its maturity. We intend to refinance the bridge financing facility with the proceeds we receive from long-term debt and common equity financings. There can be no assurance that we will be able to issue long-term debt or common stock on reasonable terms, if at all. If we fail to refinance the bridge financing facility by the time it becomes due, it would be an event of default under the terms of the bridge financing facility that could result in the acceleration of the repayment of our other indebtedness and force us, at significant expense, to refinance all or a portion of our indebtedness or sell a portion of our business to repay our indebtedness.

     In addition, holders of about 2.4 million shares of our common stock have registration rights that require us to register their shares for sale. This may restrict our ability to raise capital through the issuance of common stock. Moreover, depending on future market conditions, sales of additional common stock could be dilutive to our shareholders.

Our indebtedness and leverage will increase materially with the TXU Gas acquisition.

     Assuming completion of the TXU Gas acquisition and the related financing, we will incur at least $1.7 billion of short-term debt through the bridge financing facility. On a pro forma basis, this would have increased our total debt, as of June 30, 2004, from $869.2 million to $2.6 billion and increased our ratio of total debt to capitalization (including short-term debt and current maturities of long-term debt), as of June 30, 2004, from 48.4% to 68.8%, after giving effect to the acquisition and the bridge financing but not to our intention to refinance a portion of the bridge financing facility with additional common equity financings. This ratio could be greater depending on our working capital requirements during the upcoming winter heating season as we may make additional short-term borrowings to fund natural gas purchases. This increase could limit our flexibility in planning for, or reacting to, changes in our business or economic conditions. This increase may also result in a decline in our credit ratings. A decline in our ratings would increase our cost of capital and could limit our access to the credit markets. It could also increase the cost or reduce the extent of our commodity hedging activities.

     Following our announcement of the proposed TXU Gas acquisition, all three credit rating agencies that rate our debt securities, Standard & Poor’s Ratings Services, Moody’s Investors Service and Fitch, Inc., placed our long-term debt ratings on “credit watch” for a potential credit rating downgrade. Standard & Poor’s and Moody’s also placed our commercial paper ratings on credit watch. We have conducted discussions with all three rating agencies with respect to their review of our ratings. Based on these discussions, we expect that Standard & Poor’s and Fitch will complete their ratings review at or prior to the closing of the TXU Gas acquisition. There can be no assurance that Standard & Poor’s and Fitch will maintain investment grade ratings for our long-term debt. If we were to lose our investment-grade rating, the commercial paper markets and the commodity derivatives markets could become unavailable to us. This would increase our borrowing costs for working capital and the anticipated costs of our bridge financing facility. In addition, the borrowing capacity of our gas marketing affiliate would be reduced. On August 6, 2004, Moody’s announced that it expects our ratings will remain investment grade, with our long-term debt rating likely to fall from a rating of “A3” to “Baa3” when it completes its ratings review. In that event, Moody’s is likely to lower our “P-2” commercial paper rating. If our commercial paper rating is lowered, it would increase the cost of the financing for the TXU Gas acquisition under the bridge financing facility, and it would increase the cost of commercial paper financing and could reduce or eliminate our ability to access the commercial paper markets. If we are unable to issue commercial paper, we will borrow under our $350.0 million and $18.0 million bank credit facilities to meet our working capital needs. This would increase the cost of our working capital financing.

We may not be able to implement the TXU Gas acquisition successfully.

     The TXU Gas acquisition is larger than any of the nine other acquisitions we have made since 1986. In addition to operating the TXU Gas distribution system as our largest division, we will manage pipeline operations on a scale greater than in the past. As a consequence, we may experience the need for additional management attention and resources or unanticipated challenges or delays in integrating the TXU Gas operations into our business. In addition, employees important to the TXU Gas operations we are acquiring may decide not to continue employment with us. If these events occur, the acquired operations may not achieve the results or otherwise perform as expected.

The TXU Gas operations are subject to their own risks, which we may not be able to manage successfully.

     The financial results of the TXU Gas operations we are acquiring are subject to many of the same factors that affect our financial condition and results of operations, including weather sensitivity, extensive federal, state and local regulation, increasing gas costs, competition, market risks and national, regional and local economic conditions.

     In addition, the TXU Gas distribution operations we are acquiring do not have weather-normalized rates. This means we would not be able to increase customers’ bills to offset lower gas usage when the weather is warmer than normal. As a result, the financial results for the TXU Gas operations we are acquiring may be adversely affected in the event of a warmer than normal heating season unless we are able to obtain weather-normalization adjustments from the Texas regulatory authorities.

     The TXU Gas transmission operations we are acquiring include interconnected natural gas transmission lines, underground storage reservoirs, compressor stations and related properties within Texas. The operation of these transmission facilities also involves risks. These include the possibility of breakdown or failure of equipment or pipelines, the impact of unusual or adverse weather conditions or other natural events and the risk of performance below expected levels of throughput or efficiency. Breakdown or reduced performance of a transmission facility may prevent the facility from performing under applicable sales agreements which, in certain situations, could result in termination of those agreements or incurring a liability for liquidated damages. Insurance, warranties, indemnities or performance guarantees may not cover any or all of the liquidated damages, lost revenues or increased expenses associated with a breakdown or reduction in performance of a transmission facility. If we are unsuccessful in managing these risks, our business, financial condition and results of operations could be adversely affected.

Our failure to complete the TXU Gas acquisition could adversely affect our financial condition.

     The consummation of the TXU Gas acquisition depends on several factors, some of which are outside our control. For example, the acquisition and the bridge financing facility require the approval of regulatory authorities in three of the states in which we operate. Although we have received two of the three required state regulatory approvals, one approval is still pending. Under the terms of the acquisition agreement, if we are unable to obtain all of the required approvals by December 31, 2004, TXU Gas will have the right to terminate the acquisition agreement and require us to pay $15 million in satisfaction of our obligations under the acquisition agreement.

We have only limited recourse under the acquisition agreement for losses relating to the TXU Gas acquisition.

     The diligence conducted in connection with the TXU Gas acquisition and the indemnification provided in the acquisition agreement may not be sufficient to protect us from, or compensate us for, all losses resulting from the acquisition or TXU Gas’s prior operations. For example, under the terms of the acquisition agreement, the first $15 million of many indemnifiable losses are to be borne by us, and the agreement provides for sharing of losses with respect to unknown environmental matters that may affect the assets we are acquiring after we have borne $10 million in costs relating to such matters. In addition, under the terms of the acquisition agreement, the maximum aggregate amount of such losses for which TXU Gas will indemnify us is approximately $192.5 million. A material loss associated with the TXU Gas acquisition for which there is not adequate indemnification could negatively affect our results of operations, our financial condition and our reputation in the industry and reduce the anticipated benefits of the acquisition.

There may be other risks or costs resulting from the TXU Gas acquisition that are not known to us.

     We may not be aware of all of the risks associated with the TXU Gas acquisition. Any discovery of adverse information concerning the assets that we are acquiring after the closing of the acquisition could be material and, in many cases, would be subject to only limited rights of recovery. In addition, following completion of the TXU Gas acquisition, we will likely have to make capital expenditures, which may be significant, but which amount has not been fixed, to enhance or integrate the assets and operations we acquire.

ATMOS ENERGY CORPORATION

     Atmos Energy Corporation and its subsidiaries are engaged primarily in the natural gas utility business as well as other natural gas nonutility businesses. We distribute natural gas through sales and transportation arrangements to approximately 1.7 million residential, commercial, public authority and industrial customers through our six regulated utility divisions, which cover service areas located in 12 states. Our primary service areas are located in Colorado, Kansas, Kentucky, Louisiana, Mississippi, Tennessee and Texas. We have more limited service areas in Georgia, Illinois, Iowa, Missouri and Virginia. In addition, we transport natural gas for others through our distribution system.

     Through our nonutility businesses, we provide natural gas management and marketing services to municipalities, other local gas distribution companies and industrial customers in 18 states. We own or hold an interest in natural gas storage fields in Kentucky, Louisiana and Mississippi that we use to supply natural gas to our customers. We market natural gas to industrial and agricultural customers primarily in West Texas and to industrial customers in Louisiana. We also construct electric power generating plants and associated facilities for municipalities and industrial customers to meet their peak-load demands.

     Our operations are divided into three segments:

•	the utility segment, which includes our related natural gas distribution and sales operations;

•	the natural gas marketing segment, which includes a variety of natural gas management services; and

•	our other nonutility segment, which includes our storage services and our electric power generating plant construction services.

     Our overall strategy is to:

•	continue our growth through completing and integrating the acquisition of the operations of TXU Gas Company, described under the caption “The TXU Gas Acquisition”;

•	improve the quality and consistency of earnings growth, while operating our natural gas utility and nonutility businesses exceptionally well; and

•	enhance and strengthen a culture built on our core values.

     Over the last five years, we have grown through several acquisitions, including our acquisition in April 2001 of the remaining 55% interest in Atmos Energy Marketing, LLC (formerly Woodward Marketing, L.L.C.) that we did not already own, our acquisition in July 2001 of the assets of Louisiana Gas Service Company and our acquisition in December 2002 of Mississippi Valley Gas Company.

     We have experienced 20 consecutive years of increasing dividends and consistent earnings growth after giving effect to our acquisitions. We have achieved this record of growth while operating our utility operations efficiently by managing our operating and maintenance expenses, leveraging our technology, such as our 24-hour call center, to achieve more efficient operations, focusing on regulatory rate proceedings to increase revenue as our costs increased, and mitigating weather-related risks through weather-normalized rates in many of our service areas. Additionally, we have strengthened our nonutility business by ceasing speculative trading activities and actively pursuing opportunities to increase the amount of storage available to us.

     Our core values include focusing on our employees and customers while conducting our business with honesty and integrity. We are strengthening our culture through ongoing communication with our employees and enhanced employee training.

     Our address is 1800 Three Lincoln Centre, 5430 LBJ Freeway, Dallas, Texas 75240, and our telephone number is (972) 934-9227.

The TXU Gas Acquisition

     On June 17, 2004, our wholly owned subsidiary, LSG Acquisition Corporation, entered into a definitive agreement with TXU Gas Company to acquire the natural gas distribution and pipeline operations of TXU Gas.

     The TXU Gas operations we are acquiring are regulated businesses engaged in the purchase, transmission, storage, distribution and sale of natural gas in the north-central, eastern and western parts of Texas. TXU Gas provides gas distribution services to over 1.4 million residential and business customers in Texas, including the Dallas/Fort Worth metropolitan area. TXU Gas owns and operates a system consisting of 6,162 miles of gas transmission and gathering lines and five underground storage reservoirs, all within Texas. The acquisition would increase the number of customers we serve in our distribution business to over 3.1 million and make us one of the largest publicly-traded companies in the United States whose primary business is the transmission and distribution of natural gas and the provision of related services. It would also make us one of the largest intrastate pipeline operators in Texas.

     The purchase price, excluding transaction costs, for the acquisition is $1.925 billion, which is payable in cash. The price is subject to adjustment if at the time of closing the working capital of TXU Gas is less or more than approximately $121 million. The price is also subject to increase by the amount of any capital expenditures made by TXU Gas prior to closing that exceed its budgeted amounts. We are not assuming any indebtedness in the transaction. TXU Gas has agreed to repay or redeem all of its existing indebtedness and its preferred stock and to retain or pay certain other liabilities under the terms of the acquisition agreement.

     We have received a commitment from Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch Capital Corporation to provide a senior unsecured credit facility in the amount of $1.925 billion to finance, or backstop the issuance of commercial paper to finance, this acquisition. We refer to this credit facility as the bridge financing facility. The commitment is subject to the absence of a material adverse effect on our business and assets (after giving effect to the acquisition), the absence of any new adverse information that would materially impair the syndication of the bridge financing facility and other specified conditions. The bridge financing facility would mature 364 days after the closing date of the acquisition. The terms of the facility provide that the amount of the bridge financing facility will be reduced to the extent we obtain acquisition financing prior to the closing of the acquisition. In July 2004, we sold 9,939,393 shares of our common stock, which generated net proceeds of approximately $235.8 million that will be used to reduce the amount we intend to borrow under the bridge financing facility. Pending the consummation of the TXU Gas acquisition, we will invest the net proceeds of the offering in short-term cash equivalent investments. We intend to seek long-term debt and additional common equity financings to refinance the bridge financing facility.

     We expect the acquisition to close in the fourth quarter of calendar year 2004. The waiting period under the Hart-Scott-Rodino Act has expired, and two of the three required state regulatory approvals have been obtained.

     In this prospectus, we refer to TXU Gas Company as TXU Gas and our acquisition of the operations of TXU Gas as the TXU Gas acquisition. For more information on the terms of the TXU Gas acquisition and the bridge financing facility, see “THE TXU GAS ACQUISITION — Description of the TXU Gas Acquisition” and “THE TXU GAS ACQUISITION — Financing for the Acquisition.” For more information on the operations of TXU Gas, see “THE TXU GAS ACQUISITION — TXU Gas Company.”

SECURITIES WE MAY OFFER

Types of Securities

     The types of securities that we may offer and sell from time to time by this prospectus are:

•	debt securities, which we may issue in one or more series; and

•	common stock.

     The aggregate initial offering price of all securities sold will not exceed $2,200,000,000. We will determine when we sell securities, the amounts of securities we will sell and the prices and other terms on which we will sell them. We may sell securities to or through underwriters, through agents or dealers or directly to purchasers. The offer and sale of securities by this prospectus is subject to receipt of satisfactory regulatory approvals in five states, two of which have already been received.

Prospectus Supplements

     This prospectus provides you with a general description of the debt securities and common stock we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add to or change information contained in this prospectus. In that case, the prospectus supplement should be read as superseding this prospectus.

     In each prospectus supplement, which will be attached to the front of this prospectus, we will include the following information:

•	the type and amount of securities which we propose to sell;

•	the initial public offering price of the securities;

•	the names of the underwriters, agents or dealers, if any, through or to which we will sell the securities;

•	the compensation, if any, of those underwriters, agents or dealers;

•	if applicable, information about the securities exchanges or automated quotation systems on which the securities will be listed or traded;

•	material United States federal income tax considerations applicable to the securities, where necessary; and

•	any other material information about the offering and sale of the securities.

     For more details on the terms of the securities, you should read the exhibits filed with our registration statement, of which this prospectus is a part. You should also read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”

USE OF PROCEEDS

     Except as may otherwise be stated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities that we may offer and sell from time to time by this prospectus:

•	to refinance the bridge financing facility;

•	for general corporate and working capital purposes;

•	repaying existing indebtedness, including our outstanding debt securities; and

•	acquiring companies in businesses related to ours.

RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Nine months ended
	June 30,	Year ended September 30,
	2004	2003	2002	2001	2000	1999
Ratio	3.79	2.85	2.46	2.48	2.20	1.53

     For purposes of computing the ratio of earnings to fixed charges, earnings consists of the sum of our pretax income from continuing operations and fixed charges. Fixed charges consist of interest expense, amortization of debt discount, premium and expense, capitalized interest and a portion of lease payments considered to represent an interest factor.

THE TXU GAS ACQUISITION

Description of the TXU Gas Acquisition

     On June 17, 2004, our wholly owned subsidiary, LSG Acquisition Corporation, entered into a definitive agreement with TXU Gas Company to acquire substantially all of its operations. TXU Gas is a subsidiary of TXU Corp., a public company. The following is a summary of the material provisions of the agreement. This summary is qualified in its entirety by reference to the agreement, which is included as an exhibit to our current report on Form 8-K, filed with the SEC on July 7, 2004, and incorporated by reference in this prospectus. See “Incorporation by Reference.”

     Principal Terms. The agreement provides for the acquisition of the natural gas distribution and pipeline operations of TXU Gas and the assumption of certain liabilities related to those operations. Although the TXU Gas acquisition is structured as a merger between LSG Acquisition and TXU Gas, TXU Gas will, following the merger, be a surviving entity and remain a subsidiary of TXU Corp. Accordingly, we will treat the TXU Gas acquisition as an asset acquisition for accounting purposes. The purchase price, excluding transaction costs, for the acquisition is $1.925 billion, which is payable in cash. The price is subject to a decrease or increase if at the time of closing the working capital of TXU Gas, as defined in the acquisition agreement, is less or more than approximately $121 million. The purchase price is also subject to increase by the amount of any capital expenditures made by TXU Gas prior to closing that exceed its budgeted amounts. We are not assuming any indebtedness of TXU Gas in connection with the acquisition. Under the terms of the agreement, TXU Gas has agreed to repay or redeem all of its existing indebtedness and its preferred stock. We have guaranteed our subsidiary’s obligations under the agreement and expect to merge our subsidiary into us immediately after the closing. TXU Corp. will provide a guarantee of TXU Gas’s payment obligations under the acquisition agreement at the time of the closing.

     Representations and Warranties. TXU Gas has made representations and warranties as to its historical financial statements, material liabilities, operation in the ordinary course and absence of any material adverse change in its assets or business. It has also provided a representation and warranty as to the compliance of its prior SEC filings with the applicable SEC requirements. Other representations and warranties address its permits, title to assets, material contracts, environmental matters, regulatory matters, labor matters, benefits matters, tax matters, insurance matters, transactions with affiliates and other matters.

     Indemnification. TXU Gas has agreed to indemnify us against a breach of specified representations and warranties for a period of 15 months after closing for aggregate losses that exceed $15 million. However, TXU Gas has also agreed to retain all liabilities relating to pre-closing tax and employee matters, environmental liabilities that are related to its former manufactured gas plants, which we are not acquiring, or that are not related to the assets we are acquiring. The indemnity from TXU Gas relating to these retained liabilities is without limit as to time or amount. In addition, for three years after the closing, we have agreed to share any environmental liabilities associated with the assets acquired that are not disclosed in the acquisition agreement. In this regard, TXU Gas will indemnify us against environmental liabilities involving at least $1 million once these liabilities exceed $10 million in the aggregate and TXU Gas will pay 50% of the amount of these liabilities between $10 million and $20 million and 100% of these liabilities thereafter. The maximum aggregate indemnity payable by TXU Gas on account of these representations and warranties or environmental liabilities associated with the assets being acquired is approximately $192.5 million.

     Employees. We have agreed to offer to employ all employees of TXU Gas as of the closing of the acquisition, including a limited number of employees transferred to TXU Gas prior to the closing who are involved in the TXU Gas operations we are acquiring. The initial positions and base salaries of the TXU Gas employees who accept employment with us will be comparable to the positions and base salaries held by them immediately prior to the closing of the TXU Gas acquisition, and we have agreed that the employees’ base salaries will not be reduced for at least one year after the closing of the TXU Gas acquisition. The other terms of employment and employee benefit plans applicable for the TXU Gas employees that accept employment with us will be generally comparable to our similarly situated non-union gas utility employees. Although we are not assuming the existing employee benefit liabilities or plans of TXU Gas, we have agreed to give the TXU Gas employees credit for years of TXU Gas service for specified purposes under our benefit plans, except for eligibility and benefit accruals for retiree medical benefits. We are discussing with TXU Gas whether it will transfer to us sufficient plan assets to permit us to agree to provide these past service credits for retiree medical benefits.

     Regulatory Approvals. The agreement contains customary closing conditions, including the absence of a material adverse effect on the assets or business of TXU Gas. In addition, our obligation to close is subject to our receipt of satisfactory regulatory approvals in Virginia, Missouri and Iowa and the absence of pending or threatened actions or proceedings by specified regulatory authorities in Texas that would materially and adversely affect our ability to conduct the acquired operations in all material respects as now conducted by TXU Gas. The Virginia State Corporation Commission issued an order on August 6, 2004 approving the short-term debt financing for the acquisition, and the Iowa Utilities Board granted our request for a waiver of the filing requirements relating to acquisitions under applicable Iowa state statutes on August 12, 2004. Regulatory approval from the state regulatory commission in Missouri is pending.

     Termination of the Agreement. Both parties must use their reasonable efforts to take the actions required to consummate the acquisition as contemplated by the agreement. However, we are not required to agree to any material burden in order to obtain any required regulatory consent or approval. If we have not obtained our three state regulatory approvals by December 31, 2004 and the other conditions to closing have been satisfied, TXU Gas may terminate the agreement and require us to pay $15 million in full satisfaction of our obligations under the agreement. In addition, we or TXU Gas may terminate the agreement if the applicable closing conditions are not satisfied or waived by December 31, 2004. The closing date may be extended for up to 90 days to the extent required for TXU Gas to repair any material casualty loss before closing.

     Transition Services. At closing, TXU Gas and some of its affiliates will enter into transition service agreements with us to provide call center, meter reading, customer billing, collections, information reporting, software, accounting, administrative and other services traditionally provided to TXU Gas. The initial term of each of these agreements is for one year from closing. During the initial term, any particular service may be terminated on 90 days’ notice and, after the initial term, the agreements continue on a month to month basis and are terminable on 30 days’ notice. The agreements require us to pay the service providers’ costs for the services.

     Closing. We expect to close the TXU Gas acquisition during the fourth quarter of calendar year 2004.

TXU Gas Company

     The TXU Gas operations we are acquiring are regulated businesses engaged in the purchase, transmission, storage, distribution and sale of natural gas in the north-central, eastern and western parts of Texas.

     TXU Gas provides gas distribution service through 26,431 miles of distribution mains. TXU Gas purchases, distributes and sells natural gas to over 1.4 million residential and business customers in approximately 550 cities and towns, including the 11-county Dallas/Fort Worth metropolitan area. The distribution service rates that TXU Gas charges its residential and business customers have been generally established by the municipal governments of the cities and towns served, with the Texas Railroad Commission having appellate, or in some instances, primary jurisdiction. The majority of TXU Gas’s residential and business customers use natural gas for heating, and their needs are directly affected by the mildness or severity of the heating season.

     TXU Gas owns and operates interconnected natural gas transmission lines, five underground storage reservoirs (including a salt dome facility), 20 compressor stations and related properties, all within Texas. With a system consisting of 6,162 miles of transmission and gathering lines, TXU Gas is one of the largest intrastate pipeline operators in Texas. Through these facilities, it transports natural gas to its distribution system and other customers.

     The gas distribution and transmission lines of TXU Gas have been constructed over lands of others pursuant to easements or along public highways, streets and rights-of-way as permitted by law.

     TXU Gas is wholly intrastate in character and performs distribution utility operations and pipeline transportation services in the State of Texas subject to regulation by municipalities in Texas and the Texas Railroad Commission. TXU Gas owns no certificated interstate transmission facilities subject to the jurisdiction of the Federal Energy Regulatory Commission (known as the FERC) under the Natural Gas Act, has no sales for resale under the rate jurisdiction of the FERC and does not perform any transportation service that is subject to FERC jurisdiction under the Natural Gas Act.

     In May 2003, TXU Gas filed, for the first time, a system-wide rate case for its distribution and pipeline operations. The case was filed in all incorporated cities served by the distribution operations, and at the Texas Railroad Commission for the pipeline business and for unincorporated areas served by the distribution operations. All of the cities took action on the case, and TXU Gas appealed their actions to the Texas Railroad Commission. Although significant portions of the relief requested by TXU Gas were denied, on May 25, 2004, the Texas Railroad Commission ruled that TXU Gas could increase its charges to its pipeline and distribution customers by approximately $11.7 million per year.

     For more information on TXU Gas, please see the historical consolidated financial statements and related notes of TXU Gas for the years ended December 31, 2003, 2002 and 2001 and for the quarterly period ended March 31, 2004, which are included in our current report on Form 8-K filed with the SEC on July 7, 2004 and incorporated by reference in this prospectus, and the historical consolidated financial statements and related notes of TXU Gas for the quarterly period ended June 30, 2004, which are included in our current report on Form 8-K filed with the SEC on August 31, 2004 and incorporated by reference in this prospectus. Please note that the historical consolidated financial statements for TXU Gas included in our current reports on Form 8-K reflect the entire assets and operations of TXU Gas. However, under the terms of the TXU Gas acquisition, we are only acquiring the natural gas distribution and pipeline operations of TXU Gas. For more information on the operations of TXU Gas we are acquiring, see the unaudited pro forma combined financial information and related notes referred to below and incorporated by reference in this prospectus. See “Incorporation by Reference.”

     For more information on the effect of the TXU Gas acquisition, please see the unaudited pro forma combined financial information and related notes included in our current report on Form 8-K filed with the SEC on August 31, 2004 and incorporated by reference in this prospectus. The unaudited pro forma combined financial information presents our unaudited pro forma balance sheet as of June 30, 2004 and our unaudited pro forma combined statement of income for the nine months ended June 30, 2004 and the twelve months ended September 30, 2003, giving effect to the TXU Gas acquisition and entering into the related bridge financing facility and the application of the net proceeds of approximately $235.8 million from our recent offering of our common stock towards the purchase price of the TXU Gas acquisition. See “Incorporation by Reference.”

Financing for the Acquisition

     We have received a commitment from Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch Capital Corporation to provide a senior unsecured credit facility in the amount of $1.925 billion to finance, or backstop the issuance of commercial paper to finance, the TXU Gas acquisition. The following is a brief summary of the material terms of the commitment letter. This summary is qualified in its entirety by reference to the commitment letter, which is filed as an exhibit to our current report on Form 8-K, filed with the SEC on July 7, 2004, and incorporated by reference in this prospectus. See “Incorporation by Reference.”

     The commitment is subject to the absence of a material adverse effect on our business and assets after giving effect to the acquisition, the absence of any new adverse information affecting us, TXU Gas or the TXU Gas acquisition that would materially impair the syndication of the bridge financing facility and other specified conditions. The commitment does not contain other conditions relative to diligence or market conditions.

     The bridge financing facility provided for by the commitment would be available at the time of the closing of the TXU Gas acquisition upon satisfaction of its conditions. The amount of the bridge financing facility will be reduced to the extent we obtain acquisition financing prior to the closing of the TXU Gas acquisition. In July 2004, we sold 9,939,393 common shares, which generated net proceeds of approximately $235.8 million, that will be used to reduce the amount we intend to borrow under the bridge financing facility. The bridge financing facility would mature 364 days after the closing date of the acquisition. We would be required to reduce the indebtedness outstanding under the bridge financing facility to the extent of the net cash proceeds from the sales of debt and equity securities after the closing of the acquisition, with exceptions for sales of commercial paper, purchase money financings and other sales to be agreed upon. Availability under the bridge financing facility would expire on December 31, 2004, unless the date for closing of the acquisition is extended under the merger agreement to allow TXU Gas to repair any casualty.

     We will seek to fund the acquisition through a combination of direct borrowings under the bridge financing facility and commercial paper borrowings, for which the bridge financing facility would serve as a backup liquidity facility. However, depending on the results of the pending reviews by various credit rating agencies of the credit ratings for our debt securities, the commercial paper markets could become unavailable to us. To the extent we are able to access the commercial paper markets, the rate for commercial paper borrowings will likely be higher. In addition, the pricing for direct borrowings under the bridge financing facility will be tied to our credit ratings at the time of any borrowings. Under the bridge financing facility, in addition to any commitment and utilization fees, the pricing for funding to which LIBOR is applicable could range from 0.625% per year over LIBOR at our current ratings level to 1.25% per year over LIBOR at the lowest investment-grade rating. In the absence of an investment-grade credit rating, the pricing would be 1.75% per year over LIBOR.

     Other conditions to the availability under the bridge financing facility include the negotiation of reasonably satisfactory definitive financing documentation. Like our existing commercial paper facility, the bridge financing facility would require compliance with a maximum ratio of debt to capitalization, which may be higher than the ratio specified in our existing commercial paper facility, and continued compliance with specified affirmative and negative covenants.

     We intend to seek long-term debt and additional common equity financings to refinance the bridge financing facility before its maturity. We have hedged the Treasury yield component for $675 million of this future long-term debt financing.

DESCRIPTION OF DEBT SECURITIES

     We may issue debt securities from time to time in one or more distinct series. This section summarizes the material terms of the debt securities that we anticipate will be common to all series. Most of the financial and other terms of any series of debt securities that we offer and any differences from the common terms will be described in the prospectus supplement to be attached to the front of this prospectus.

     As required by U.S. federal law for all bonds and notes of companies that are publicly offered, a document called an “indenture” will govern any debt securities that we issue. An indenture is a contract between us and a financial institution acting as trustee on your behalf. We have entered into an indenture with SunTrust Bank, which acts as trustee, relating to the debt securities that are offered by this prospectus. The indenture is subject to the Trust Indenture Act of 1939. The trustee has the following two main roles:

•	the trustee can enforce your rights against us if we default; there are some limitations on the extent to which the trustee acts on your behalf, which are described later in this prospectus; and

•	the trustee will perform certain administrative duties for us, which include sending you interest payments and notices.

     As this section is a summary of the material terms of the debt securities being offered by this prospectus, it does not describe every aspect of the debt securities. We urge you to read the indenture and the other documents we file with the SEC relating to the debt securities because the indenture and those other documents, and not this description, will define your rights as a holder of our debt securities. We have filed the indenture as an exhibit to the registration statement that we have filed with the SEC, and we will file any such other document as an exhibit to an annual, quarterly or other report that we file with the SEC. See “Where You Can Find More Information,” for information on how to obtain copies of the indenture and any such other document. References to the “indenture” mean the indenture that defines your rights as a holder of debt securities that we have filed as an exhibit to the registration statement relating to this offering or will file as an exhibit to an annual, quarterly or current report that we file with the SEC.

General

     The debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated Indebtedness.

     You should read the prospectus supplement for the following terms of the series of debt securities offered by the prospectus supplement. Our board of directors will establish the following terms before issuance of the series:

•	the title of the debt securities;

•	the aggregate principal amount of the debt securities, the percentage of their principal amount at which the debt securities will be issued, and the date or dates when the principal of the debt securities will be payable or how those dates will be determined;

•	the interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, and how the rate or rates will be determined;

•	the date or dates from which any interest will accrue or how the date or dates will be determined, the date or dates on which any interest will be payable, any regular record dates for these payments or how these dates will be determined and the basis on which any interest will be calculated, if other than on the basis of a 360-day year of twelve 30-day months;

•	the place or places, if any, other than or in addition to New York City, of payment, transfer or exchange of the debt securities, and where notices or demands to or upon us in respect of the debt securities may be served;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or redeem the debt securities;

•	whether the amount of payments of principal of, any premium on, or interest on the debt securities will be determined with reference to an index, formula or other method, which could be based on one or more commodities, equity indices or other indices, and how these amounts will be determined;

•	any changes or additions to the events of default or our covenants with respect to the debt securities;

•	if not the principal amount of the debt securities, the portion of the principal amount that will be payable upon acceleration of the maturity of the debt securities or how that portion will be determined;

•	any changes or additions to the provisions concerning defeasance and covenant defeasance contained in the indenture that will be applicable to the debt securities;

•	any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events;

•	if other than the trustee, the name of the paying agent, security registrar or transfer agent for the debt securities;

•	if we do not issue the debt securities in book-entry form only to be held by The Depository Trust Company, as depository, whether we will issue the debt securities in certificated form or the identity of any alternative depository;

•	the person to whom any interest in a debt security will be payable, if other than the registered holder at the close of business on the regular record date;

•	the denomination or denominations in which the debt securities will be issued, if other than denominations of $1,000 or any integral multiples;

•	any provisions requiring us to pay Additional Amounts on the debt securities to any holder who is not a United States person in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the Additional Amounts; and

•	any other material terms of the debt securities or the indenture, which may not be consistent with the terms set forth in this prospectus.

     For purposes of this prospectus, any reference to the payment of principal of, any premium on, or interest on the debt securities will include Additional Amounts if required by the terms of the debt securities.

     The indenture does not limit the amount of debt securities that we are authorized to issue from time to time. The indenture also provides that there may be more than one trustee thereunder, each for one or more series of debt securities. If a trustee is acting under the indenture with respect to more than one series of debt securities, the debt securities for which it is acting would be treated as if issued under separate indentures. If there is more than one trustee under the indenture, the powers and trust obligations of each trustee will apply only to the debt securities of the separate series for which it is trustee.

     We may issue debt securities with terms different from those of debt securities already issued. Without the consent of the holders of the outstanding debt securities, we may reopen a previous issue of a series of debt securities and issue additional debt securities of that series unless the reopening was restricted when we created that series.

     There is no requirement that we issue debt securities in the future under the indenture, and we may use other indentures or documentation, containing different provisions in connection with future issues of other debt securities.

     We may issue the debt securities as “original issue discount securities,” which are debt securities, including any zero-coupon debt securities, that are issued and sold at a discount from their stated principal amount. Original issue discount securities provide that, upon acceleration of their maturity, an amount less than their principal amount will become due and payable. We will describe the U.S. federal income tax consequences and other considerations applicable to original issue discount securities in any prospectus supplement relating to them.

Holders of Debt Securities

     Book-Entry Holders. We will issue debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. This means debt securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depository on behalf of other financial institutions that participate in the depository’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities on behalf of themselves or their customers.

     Under the indenture, we will recognize as a holder only the person in whose name a debt security is registered. Consequently, for debt securities issued in global form, we will recognize only the depository as the holder of the debt securities and we will make all payments on the debt securities to the depository. The depository passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners.

     The depository and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

     As a result, you will not own debt securities directly. Instead, you will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depository’s book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, you will be an indirect holder, and not a holder, of the debt securities.

     Street Name Holders. In the future we may terminate a global security or issue debt securities initially in non-global form. In these cases, you may choose to hold your debt securities in your own name or in “street name.” Debt securities held in street name would be registered in the name of a bank, broker or other financial institution that you choose, and you would hold only a beneficial interest in those debt securities through an account you maintain at that institution.

     For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities, and we will make all payments on those debt securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in street name you will be an indirect holder, and not a holder, of those debt securities.

     Legal Holders. Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the legal holders of the debt securities. We do not have obligations to you if you hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether you choose to be an indirect holder of a debt security or have no choice because we are issuing the debt securities only in global form.

     For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depository participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend the indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture) we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

     When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

     Special Considerations for Indirect Holders. If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depository’s rules and procedures will affect these matters.

Global Securities

     What is a Global Security? We will issue each debt security under the indenture in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms. We may, however, issue a global security that represents multiple debt securities that have different terms and are issued at different times. We call this kind of global security a master global security.

     Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depository. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depository for all debt securities issued in book-entry form.

     A global security may not be transferred to or registered in the name of anyone other than the depository or its nominee, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depository, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depository or with another institution that does. Thus, if your security is represented by a global security, you will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

     Special Considerations for Global Securities. We do not recognize an indirect holder as a holder of debt securities and instead deal only with the depository that holds the global security. The account rules of your financial institution and of the depository, as well as general laws relating to securities transfers, will govern your rights relating to a global security.

     If we issue debt securities only in the form of a global security, you should be aware of the following:

•	you cannot cause the debt securities to be registered in your name, and cannot obtain non-global certificates for your interest in the debt securities, except in the special situations that we describe below;

•	you will be an indirect holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities, as we describe under “Holders of Debt Securities” above;

•	you may not be able to sell interests in the debt securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	you may not be able to pledge your interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depository’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to your interest in a global security. We and the trustee have no responsibility for any aspect of the depository’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depository in any way;

•	DTC requires, and other depositories may require, that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

•	financial institutions that participate in the depository’s book-entry system, and through which you hold your interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt security. Your chain of ownership may contain more than one financial intermediary. We do not monitor and are not responsible for the actions of any of those intermediaries.

     Special Situations When a Global Security Will Be Terminated. In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the debt securities it represented. After that exchange, you will be able to choose whether to hold the debt securities directly or in street name. You must consult your own bank or broker to find out how to have your interests in a global security transferred on termination to your own name, so that you will be a holder. We have described the rights of holders and street name investors above under “Holders of Debt Securities.”

     The special situations for termination of a global security are as follows:

•	if the depository notifies us that it is unwilling, unable or no longer qualified to continue as depository for that global security and we do not appoint another institution to act as depository within 60 days;

•	if we notify the trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to debt securities represented by that global security and has not been cured or waived; we discuss defaults later under “Events of Default.”

     If a global security is terminated, only the depository, and not we or the trustee, is responsible for deciding the names of the intermediary banks, brokers and other financial institutions in whose names the debt securities represented by the global security are registered, and, therefore, who will be the holders of those debt securities.

Covenants

     This section summarizes the material covenants in the indenture. Please refer to the prospectus supplement for information about any changes to our covenants, including any addition or deletion of a covenant.

     Limitations on Liens. We covenant in the indenture that we will not, and will not permit any of our Restricted Subsidiaries to, create, incur, issue or assume any Indebtedness secured by any Lien on any Principal Property, or on shares of stock or Indebtedness of any Restricted Subsidiary, known as Restricted Securities, without making effective provision for the outstanding debt securities, other than any outstanding debt securities not entitled to this covenant, to be secured by the Lien equally and ratably with, or prior to, the Indebtedness and obligations secured or to be secured thereby for so long as the Indebtedness or obligations are so secured, except that the foregoing restriction does not apply to:

•	any Lien existing on the date of the first issuance of debt securities under the indenture, including the Liens on property or after-acquired property of ours or our Subsidiaries under the Greeley Indenture or the United Cities Indenture, or such other date as may be specified in a prospectus supplement for an applicable series of debt securities;

•	any Lien on any Principal Property or Restricted Securities of any person existing at the time that person is merged or consolidated with or into us or a Restricted Subsidiary, or this person becomes a Restricted Subsidiary, or arising thereafter otherwise than in connection with the borrowing of money arranged thereafter and pursuant to contractual commitments entered into prior to and not in contemplation of the person’s becoming a Restricted Subsidiary;

•	any Lien on any Principal Property existing at the time we or a Restricted Subsidiary acquire the Principal Property, whether or not the Lien is assumed by us or the Restricted Subsidiary, provided that this Lien may not extend to any other Principal Property of ours or any Restricted Subsidiary;

•	any Lien on any Principal Property, including any improvements on an existing Principal Property, of ours or any Restricted Subsidiary, and any Lien on the shares of stock of a Restricted Subsidiary that was formed or is held for the purpose of acquiring and holding the Principal Property, in each case to secure all or any part of the cost of acquisition, development, operation, construction, alteration, repair or improvement of all or any part of the Principal Property, or to secure Indebtedness incurred by us or a Restricted Subsidiary for the purpose of financing all or any part of that cost, provided that the Lien is created prior to, at the time of, or within 12 months after the latest of, the acquisition, completion of construction or improvement or commencement of commercial operation of that Principal Property and, provided further, that the Lien may not extend to any other Principal Property of ours or any Restricted

Subsidiary, other than any currently unimproved real property on which the Principal Property has been constructed or developed or the improvement is located;

•	any Lien on any Principal Property or Restricted Securities to secure Indebtedness owed to us or to a Restricted Subsidiary;

•	any Lien in favor of a governmental body to secure advances or other payments under any contract or statute or to secure Indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to the Lien;

•	any Lien created in connection with a project financed with, and created to secure, Non-Recourse Indebtedness;

•	any Lien required to be placed on any of our property or any of the property of our Subsidiaries under the provisions of the Greeley Indenture or the United Cities Indenture;

•	any extension, renewal, substitution or replacement, or successive extensions, renewals, substitutions or replacements, in whole or in part, of any Lien referred to in any of the bullet points above, provided that the Indebtedness secured may not exceed the principal amount of Indebtedness that is secured at the time of the renewal or refunding, and that the renewal or refunding Lien must be limited to all or any part of the same property and improvements, shares of stock or Indebtedness that secured the Lien that was renewed or refunded; or

•	any Lien not permitted above securing Indebtedness that, together with the aggregate outstanding principal amount of other secured Indebtedness that would otherwise be subject to the above restrictions, excluding Indebtedness secured by Liens permitted under the above exceptions, and the Attributable Debt in respect of all Sale and Leaseback Transactions, not including Attributable Debt in respect of any Sale and Leaseback Transactions described in the last two bullet points in the next succeeding paragraph, would not then exceed 15% of our Consolidated Net Tangible Assets.

     Limitation on Sale and Leaseback Transactions. We covenant in the indenture that we will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless:

•	we or a Restricted Subsidiary would be entitled, without securing the Outstanding Securities, to incur Indebtedness secured by a Lien on the Principal Property that is the subject of the Sale and Leaseback Transaction;

•	the Attributable Debt associated with the Sale and Leaseback Transaction would be in an amount permitted under the last bullet point of the preceding paragraph;

•	the proceeds received in respect of the Principal Property so sold and leased back at the time of entering into the Sale and Leaseback Transaction are used for our business and operations or the business and operations of any Subsidiary; or

•	within 12 months after the sale or transfer, an amount equal to the proceeds received in respect of the Principal Property sold and leased back at the time of entering into the Sale and Leaseback Transaction is applied to the prepayment, other than mandatory prepayment, of any Outstanding Securities or any Funded Indebtedness owed by us or a Restricted Subsidiary, other than Funded Indebtedness that is held by us or any Restricted Subsidiary or our Funded Indebtedness that is subordinate in right of payment to any Outstanding Securities.

     Definitions. Following are definitions of some of the terms used in the covenants described above.

     “Attributable Debt” means, as to any lease under which a person is at the time liable for rent, at a date that liability is to be determined, the total net amount of rent required to be paid by that person under the lease during the remaining term, excluding amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents, discounted from the respective due dates thereof at the weighted average of the rates of interest, or Yield to Maturity, in the case of original issue discount securities, borne by the then Outstanding Securities, compounded annually.

     “Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests, however designated, in stock issued by a corporation.

     “Consolidated Net Tangible Assets” means the aggregate amount of assets, less applicable reserves and other properly deductible items, after deducting:

•	all current liabilities, excluding any portion thereof constituting Funded Indebtedness; and

•	all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles,

all as set forth on our most recent consolidated balance sheet contained in our latest quarterly or annual report filed with the SEC under the Securities Exchange Act of 1934 and computed in accordance with generally accepted accounting principles.

     “Funded Indebtedness” means, as applied to any person, all Indebtedness of the person maturing after, or renewable or extendible at the option of the person beyond, 12 months from the date of determination.

     “Greeley Indenture” means the Indenture of Mortgage and Deed of Trust, dated as of March 1, 1957, from Greeley Gas Company to U.S. Bank National Association, formerly The Central Bank and Trust Company, as Trustee, as amended and supplemented through December 1, 1993, the Indenture of Mortgage and Deed of Trust through the Tenth Supplemental Indenture by Atmos to U.S. Bank National Association, formerly The Central Bank and Trust Company, as Trustee, as amended, supplemented or otherwise modified from time to time.

     “Indebtedness” means obligations for money borrowed, evidenced by notes, bonds, debentures or other similar evidences of indebtedness.

     “Lien” means any lien, mortgage, pledge, encumbrance, charge or security interest securing Indebtedness; provided, however, that the following types of transactions will not be considered, for purposes of this definition, to result in a Lien:

•	any acquisition by us or any Restricted Subsidiary of any property or assets subject to any reservation or exception under the terms of which any vendor, lessor or assignor creates, reserves or excepts or has created, reserved or excepted an interest in oil, gas or any other mineral in place or the proceeds of that interest;

•	any conveyance or assignment whereby we or any Restricted Subsidiary conveys or assigns to any person or persons an interest in oil, gas or any other mineral in place or the proceeds of that interest;

•	any Lien upon any property or assets either owned or leased by us or a Restricted Subsidiary or in which we or any Restricted Subsidiary owns an interest that secures for the benefit of the person or persons paying the expenses of developing or conducting operations for the recovery, storage, transportation or sale of the mineral resources of the property or assets, or property or assets with which it is unitized, the payment to the person or persons of our proportionate part or the Restricted Subsidiary’s proportionate part of the development or operating expenses;

•	any hedging arrangements entered into in the ordinary course of business, including any obligation to deliver any mineral, commodity or asset; or

•	any guarantees that we make for the repayment of Indebtedness of any Subsidiary or guarantees by any Subsidiary of the repayment of Indebtedness of any entity, including Indebtedness of Atmos Energy Marketing, LLC (formerly Woodward Marketing, L.L.C.).

     “Non-Recourse Indebtedness” means, at any time, Indebtedness incurred after the date of the indenture by us or a Restricted Subsidiary in connection with the acquisition of property or assets by us or a Restricted Subsidiary or the financing of the construction of or improvements on property, whenever acquired, provided that, under the terms of this Indebtedness and under applicable law, the recourse at the time and thereafter of the lenders with respect to this Indebtedness is limited to the property or assets so acquired, or the construction or improvements, including Indebtedness as to which a performance or completion guarantee or similar undertaking was initially applicable to the Indebtedness or the related property or assets if the guarantee or similar undertaking has been satisfied and is no longer in effect. Indebtedness which is otherwise Non-Recourse Indebtedness will not lose its character as Non-Recourse Indebtedness because there is recourse to the borrower, any guarantor or any other person for (a) environmental representations, warranties or indemnities or (b) indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received from secured assets to be paid to the lender, waste and mechanics’ liens or similar matters.

     “Principal Property” means any natural gas distribution property located in the United States, except any property that in the opinion of our board of directors is not of material importance to the total business conducted by us and of our consolidated Subsidiaries.

     “Restricted Subsidiary” means any Subsidiary the amount of Consolidated Net Tangible Assets of which constitutes more than 10% of the aggregate amount of Consolidated Net Tangible Assets of us and our Subsidiaries.

     “Sale and Leaseback Transaction” means any arrangement with any person in which we or any Restricted Subsidiary leases any Principal Property that has been or is to be sold or transferred by us or the Restricted Subsidiary to that person, other than:

•	a lease for a term, including renewals at the option of the lessee, of not more than three years or classified as an operating lease under generally accepted accounting principles;

•	leases between us and a Restricted Subsidiary or between Restricted Subsidiaries; and

•	leases of a Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation, of the Principal Property.

     “Subsidiary” of ours means:

•	a corporation, a majority of whose Capital Stock with rights, under ordinary circumstances, to elect directors is owned, directly or indirectly, at the date of determination, by us, by one or more of our Subsidiaries or by us and one or more of our Subsidiaries; or

•	any other person, other than a corporation, in which at the date of determination we, one or more of our Subsidiaries or we and one or more of our Subsidiaries, directly or indirectly, have at least a majority ownership and power to direct the policies, management and affairs of that person.

     “United Cities Indenture” means the Indenture of Mortgage, dated as of July 15, 1959, from United Cities Gas Company to U.S. Bank Trust National Association, formerly First Trust of Illinois, National Association, and M.J. Kruger, as Trustees, as amended, supplemented or otherwise modified from time to time, the Indenture of Mortgage through the Twenty-Second Supplemental Indenture by us to U.S. Bank Trust National Association, formerly First Trust National Association, and Russell C. Bergman, as Trustees, as amended, supplemented, or otherwise modified from time to time.

Consolidation, Merger or Sale of Assets

     Under the terms of the indenture, we are generally permitted to consolidate with or merge into another entity. We are also permitted to sell or transfer our assets substantially as an entirety to another entity. However, we may not take any of these actions unless all of the following conditions are met:

•	the resulting entity must agree to be legally responsible for all our obligations under the debt securities and the indenture;

•	the transaction must not cause a default or an Event of Default;

•	the resulting entity must be organized under the laws of the United States or one of the states or the District of Columbia; and

•	we must deliver an officers’ certificate and legal opinion to the trustee with respect to the transaction.

     In the event that we engage in one of these transactions and comply with the conditions listed above, we would be discharged from all our obligations and covenants under the indenture and all obligations under the Outstanding Securities, with the successor corporation or person succeeding to our obligations and covenants.

     In the event that we engage in one of these transactions, the indenture provides that, if any Principal Property or Restricted Securities would thereupon become subject to any Lien, the debt securities, other than any debt securities not entitled to the benefit of specified covenants, must be secured, as to such Principal Property or Restricted Securities, equally and ratably with, or prior to, the indebtedness or obligations that upon the occurrence of such transaction would become secured by the Lien, unless the Lien could be created under the indenture without equally and ratably securing the debt securities.

Modification or Waiver

     There are two types of changes that we can make to the indenture and the debt securities.

     Changes Requiring Approval. With the approval of the holders of at least a majority in principal amount of all outstanding debt securities of each series affected, we may make any changes, additions or deletions to any provisions of the indenture applicable to the affected series, or modify the rights of the holders of the debt securities of the affected series. However, without the consent of each holder affected, we cannot:

•	change the stated maturity of the principal of, any premium on, or the interest on a debt security;

•	change any of our obligations to pay Additional Amounts;

•	reduce the amount payable upon acceleration of maturity following the default of a debt security whose principal amount payable at stated maturity may be more or less than its principal face amount at original issuance or an original issue discount security;

•	adversely affect any right of repayment at your option;

•	change the place of payment of a debt security;

•	impair your right to sue for payment;

•	adversely affect any right to convert or exchange a debt security;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with any provisions of the indenture or to waive any defaults; or

•	modify any of the provisions of the indenture dealing with modification and waiver in any other respect, except to increase any percentage of consents required to amend the indenture or for any waiver or to add to the provisions that cannot be modified without the approval of each affected holder.

     Changes Not Requiring Approval. The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. Nor do we need any approval to make any change that affects only debt securities to be issued under the indenture after the changes take effect.

     Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•	for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default; and

•	for debt securities whose principal amount is not known (for example, because it is based on an index) we will use a special rule for that debt security described in the prospectus supplement.

     Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Defeasance and Covenant Defeasance.”

     Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Events of Default

     You will have special rights if an Event of Default occurs as to the debt securities of your series that is not cured, as described later in this subsection. Please refer to the prospectus supplement for information about any changes to the Events of Default or our covenants, including any addition of a covenant or other provision providing event risk or similar protection.

     What is an Event of Default? The term “Event of Default” as to the debt securities of your series means any of the following:

•	we do not pay interest on a debt security of the series within 30 days of its due date;

•	we do not pay the principal of or any premium, if any, on a debt security of the series on its due date;

•	we do not deposit any sinking fund payment when and as due by the terms of any debt securities requiring such payment;

•	we remain in breach of a covenant or agreement in the indenture, other than a covenant or agreement for the benefit of less than all of the holders of the debt securities, for 60 days after we receive written notice stating that we are in breach from the trustee or the holders of at least 25% of the principal amount of the debt securities of the series;

•	we or a Restricted Subsidiary of ours is in default under any matured or accelerated agreement or instrument under which we have outstanding Indebtedness for borrowed money or guarantees, which individually are in excess of $25,000,000, and we have not cured any acceleration within 15 days after we receive notice of this default from the trustee or the holders of at least 25% of the principal amount of the debt securities of the series, unless prior to the entry of judgment for the trustee, we or the Restricted Subsidiary remedy the default or the default is waived by the holders of the indebtedness;

•	we file for bankruptcy or other events of bankruptcy, insolvency or reorganization occur; or

•	any other Event of Default provided for the benefit of debt securities of the series.

     An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture.

     The trustee may withhold notice to the holders of debt securities of a particular series of any default if it considers its withholding of notice to be in the interest of the holders of that series, except that the trustee may not withhold notice of a default in the payment of the principal of, any premium on, or the interest on the debt securities.

     Remedies if an Event of Default Occurs. If an event of default has occurred and is continuing, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable by notifying us, and the trustee, if the holders give notice, in writing. This is called a declaration of acceleration of maturity.

     If the maturity of any series of debt securities is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the debt securities of that series may cancel the acceleration if all events of default other than the non-payment of principal or interest on the debt securities of that series that have become due solely by a declaration of acceleration are cured or waived, and we deposit with the trustee a sufficient sum of money to pay:

•	all overdue interest on outstanding debt securities of that series;

•	all unpaid principal of any outstanding debt securities of that series that has become due otherwise than by a declaration of acceleration, and interest on the unpaid principal;

•	all interest on the overdue interest; and

•	all amounts paid or advanced by the trustee for that series and reasonable compensation of the trustee.

     Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions if the directions conflict with any law or the indenture or expose the trustee to personal liability. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

     Before you are allowed to bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interest relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an Event of Default has occurred and remains uncured;

•	the holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have instituted a proceeding for 60 days after receipt of the above notice and offer of indemnity; and

•	the holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice during the 60-day period.

     However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date without complying with the foregoing.

     Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than the following:

•	the payment of principal, any premium, interest or Additional Amounts on any debt security; or

•	in respect of a covenant that under the indenture cannot be modified or amended without the consent of each holder affected.

     Each year, we will furnish the trustee with a written statement of two of our officers certifying that, to their knowledge, we are in compliance with the indenture and the debt securities, or else specifying any default.

     Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration.

Defeasance and Covenant Defeasance

     Unless we provide otherwise in the applicable prospectus supplement, the provisions for full defeasance and covenant defeasance described below apply to each series of debt securities. In general, we expect these provisions to apply to each debt security that is not a floating rate or indexed debt security.

     Full Defeasance. If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities, called “full defeasance,” if we put in place the following arrangements for you to be repaid:

•	we must deposit in trust for the benefit of all holders of the debt securities a combination of money and obligations issued or guaranteed by the U.S. government that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates; and

•	we must deliver to the trustee a legal opinion confirming that there has been a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds are deposited in trust in exchange for your debt securities, and you would recognize gain or loss on the debt securities at the time of the deposit.

     If we ever did accomplish defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. If we accomplish a defeasance, we would retain only the obligations to register the transfer or exchange of the debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust.

     Covenant Defeasance. Under current federal tax law, we can make the same type of deposit described above and be released from the restrictive covenants in the indenture discussed above and specified in a prospectus supplement. This is called “covenant defeasance.” In that event, you would lose the protection of those covenants but would gain the protection of having money and obligations issued or guaranteed by the U.S. government set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•	deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and obligations issued or guaranteed by the U.S. government that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due date; and

•	deliver to the trustee a legal opinion of our counsel confirming that, under current federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity.

     If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred, such as our bankruptcy, and the debt securities became immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Debt Securities Issued in Non-Global Form

     If the debt securities cease to be issued in global form, they will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless we indicate otherwise in the prospectus supplement, in denominations of $1,000 and amounts that are integral multiples of $1,000.

     Holders may exchange their debt securities that are not in global form for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

     Holders may exchange or transfer their debt securities at the office of the trustee. We may appoint the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities, or we may appoint another entity to perform these functions or perform them ourselves.

     Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

     If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

     If any debt securities are redeemable and we redeem less than all those debt securities, we may stop the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

     If a debt security is issued as a global security, only the depository will be entitled to transfer and exchange the debt security as described in this section, since it will be the sole holder of the debt security.

Payment Mechanics

     Who Receives Payment? If interest is due on a debt security on an interest payment date, we will pay the interest to the person or entity in whose name the debt security is registered at the close of business on the regular record date, discussed below, relating to the interest payment date. If interest is due at maturity but on a day that is not an interest payment date, we will pay the interest to the person or entity entitled to receive the principal of the debt security. If principal or another amount besides interest is due on a debt security at maturity, we will pay the amount to the holder of the debt security against surrender of the debt security at a proper place of payment, or, in the case of a global security, in accordance with the applicable policies of the depository.

     Payments on Global Securities. We will make payments on a global security in accordance with the applicable policies of the depository as in effect from time to time. Under those policies, we will pay directly to the depository, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depository and its participants, as described under “What Is a Global Security?”.

     Payments on Non-Global Securities. For a debt security in non-global form, we will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all other payments by check, at the paying agent described below, against surrender of the debt security. We will make all payments by check in next-day funds; for example, funds that become available on the day after the check is cashed.

     Alternatively, if a non-global security has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City on the due date. To request wire payment, the holder must give the paying agent appropriate transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. In the case of any other payment, we will make payment only after the debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

     Regular Record Dates. We will pay interest to the holders listed in the trustee’s records as the owners of the debt securities at the close of business on a particular day in advance of each interest payment date. We will pay interest to these holders if they are listed as the owner even if they no longer own the debt security on the interest payment date. That particular day, usually about two weeks in advance of the interest payment date, is called the “regular record date” and will be identified in the prospectus supplement.

     Payment When Offices Are Closed. If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original due date. A postponement of this kind will not result in a default under any debt security or the indenture, and no interest will accrue on the postponed amount from the original due date to the next business day.

     Paying Agents. We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. Initially, we have appointed the trustee, at its corporate trust office in New York City, as the paying agent. We must notify you of changes in the paying agents.

     Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

The Trustee Under the Indenture

     SunTrust Bank is the trustee under the indenture. SunTrust is also a lender in our $350 million revolving credit facility.

     The trustee may resign or be removed with respect to one or more series of indenture securities and a successor trustee may be appointed to act with respect to these series.

DESCRIPTION OF COMMON STOCK

     Our authorized capital stock consists of 100,000,000 shares of common stock, of which 62,687,666 shares were outstanding on August 24, 2004. Each of our shares of common stock is entitled to one vote on all matters voted upon by shareholders. Our shareholders do not have cumulative voting rights. Our issued and outstanding shares of common stock are fully paid and nonassessable. There are no redemption or sinking fund provisions applicable to the shares of our common stock, and such shares are not entitled to any preemptive rights. Since we are incorporated in both Texas and Virginia, we must comply with the laws of both states when issuing shares of our common stock.

     Holders of our shares of common stock are entitled to receive such dividends as may be declared from time to time by our board of directors from our assets legally available for the payment of dividends and, upon our liquidation, a pro rata share of all of our assets available for distribution to our shareholders.

     Under the provisions of some of our debt agreements, we have agreed to restrictions on the payment of cash dividends. Under these restrictions, our cumulative cash dividends paid after December 31, 1988 may not exceed the sum of our accumulated consolidated net income for periods after December 31, 1988, plus approximately $15.0 million. As of June 30, 2004, approximately $129.1 million was available for the declaration of dividends under these restrictions.

     American Stock Transfer & Trust Company is the registrar and transfer agent for our common stock.

Registration Rights and Other Agreements

     As part of the consideration for our Mississippi Valley Gas Company acquisition in December 2002, we issued shares of common stock under an exemption from registration under the Securities Act. In the transaction, we entered into a registration rights agreement with the former stockholders of Mississippi Valley Gas Company that requires us, on no more than two occasions, and with some limitations, to file a registration statement under the Securities Act within 60 days of their request for an offering designed to achieve a wide distribution of shares through underwriters selected by us. We also granted rights, subject to some limitations, to participate in future registered offerings of our securities to these shareholders. As of August 24, 2004, 1,193,143 shares were covered by the registration rights agreement. The holder of these shares has not elected to include any of these shares in offerings covered by the registration statement of which this prospectus is a part. Each of these shareholders has also agreed, for up to five years from the closing of the acquisition, and with some exceptions, not to sell or transfer shares representing more than 1% of our total outstanding voting securities to any person or group or any shares to a person or group who would hold more than 9.9% of our total outstanding voting securities after the sale or transfer. This restriction, and other agreed restrictions on the ability of these shareholders to acquire additional shares, participate in proxy solicitations or act to seek control, may be deemed to have an “anti-takeover” effect.

     In addition, in connection with our funding of the Atmos Energy Corporation Pension Account Plan, we issued, in June 2003, to the Atmos Energy Corporation Master Retirement Trust, for the benefit of the Pension Account Plan, 1,169,700 shares of common stock under an exemption from registration under the Securities Act. In the transaction, we entered into a registration rights agreement with the asset manager of the Pension Account Plan that requires us, on no more than three occasions, and with some limitations, to file a registration statement under the Securities Act within 60 days of its request for an offering designed to achieve a wide distribution of shares through underwriters selected by us. We also granted rights, subject to some limitations, to participate in future registered offerings of our securities to the asset manager. The asset manager has elected not to include any of these 1,169,700 shares in offerings covered by the registration statement of which this prospectus is a part.

Charter and Bylaw Provisions

     Some provisions of our restated articles of incorporation and bylaws may be deemed to have an “anti-takeover” effect. The following description of these provisions is only a summary, and we refer you to our restated articles of incorporation and bylaws for more information since their terms affect your rights as a shareholder.

     Classification of the Board. Our board of directors is divided into three classes, each of which consists, as nearly as may be possible, of one-third of the total number of directors constituting the entire board. There are currently 12 directors serving on the board. Each class of directors serves a three-year term. At each annual meeting of our shareholders, successors to the class of directors whose term expires at the annual meeting are elected for three-year terms. Our restated articles of incorporation prohibit cumulative voting. In general, in the absence of cumulative voting, one or more persons who hold a majority of our outstanding shares can elect all of the directors who are subject to election at any meeting of shareholders.

     The classification of directors could have the effect of making it more difficult for shareholders, including those holding a majority of the outstanding shares, to force an immediate change in the composition of our board. Two shareholder meetings, instead of one, generally will be required to effect a change in the control of our board. Our board believes that the longer time required to elect a majority of a classified board will help to ensure the continuity and stability of our management and policies since a majority of the directors at any given time will have had prior experience as our directors.

     Removal of Directors. Our restated articles of incorporation and bylaws also provide that our directors may be removed only for cause and upon the affirmative vote of the holders of at least 75% of the shares then entitled to vote at an election of directors.

     Fair Price Provisions. Article VII of our articles of incorporation provides certain “Fair Price Provisions” for our shareholders. Under Article VII, a merger, consolidation, sale of assets, share exchange, recapitalization or other similar transaction, between us or a company controlled by or under common control with us and any individual, corporation or other entity which owns or controls 10% or more of our voting capital stock, would be required to satisfy the condition that the aggregate consideration per share to be received in the transaction for each class of our voting capital stock be at least equal to the highest per share price, or equivalent price for any different classes or series of stock, paid by the 10% shareholder in acquiring any of its holdings of our stock. If a proposed transaction with a 10% shareholder does not meet this condition, then the transaction must be approved by the holders of at least 75% of the outstanding shares of voting capital stock held by our shareholders other than the 10% shareholder unless a majority of the directors who were members of our board immediately prior to the time the 10% shareholder involved in the proposed transaction became a 10% shareholder have either:

•	expressly approved in advance the acquisition of the outstanding shares of our voting capital stock that caused the 10% shareholder to become a 10% shareholder, or

•	approved the transaction either in advance of or subsequent to the 10% shareholder becoming a 10% shareholder.

     The provisions of Article VII may not be amended, altered, changed, or repealed except by the affirmative vote of at least 75% of the votes entitled to be cast thereon at a meeting of our shareholders duly called for consideration of such amendment, alteration, change, or repeal. In addition, if there is a 10% shareholder, such action must also be approved by the affirmative vote of at least 75% of the outstanding shares of our voting capital stock held by the shareholders other than the 10% shareholder.

     Shareholder Proposals and Director Nominations. Our shareholders can submit shareholder proposals and nominate candidates for the board of directors if the shareholders follow the advance notice procedures described in our bylaws.

     Shareholder proposals must be submitted to our corporate secretary at least 60 days, but not more than 85 days, before the annual meeting of shareholders; provided, however, that if less than 75 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, notice by the shareholder to be timely must be received by our Secretary not later than the close of business on the 25th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The notice must include a description of the proposal, the shareholder’s name and address and the number of shares held, and all other information which would be required to be included in a proxy statement filed with the SEC if the shareholder were a participant in a solicitation subject to the SEC proxy rules. To be included in our proxy statement for an annual meeting, we must receive the proposal at least 120 days prior to the anniversary of the date we mailed the proxy statement for the prior year’s annual meeting.

     To nominate directors, shareholders must submit a written notice to our corporate secretary at least 60 days, but not more than 85 days, before a scheduled meeting; provided, however, that if less than 75 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, such nomination shall have been received by our Secretary not later than the close of business on the 25th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The notice must include the name and address of the shareholder and of the shareholder’s nominee, the number of shares held by the shareholder, a representation that the shareholder is a holder of record of common stock entitled to vote at the meeting, and that the shareholder intends to appear in person or by proxy to nominate the persons specified in the notice, a description of any arrangements between the shareholder and the shareholder’s nominee, information about the shareholder’s nominee required by the SEC, and the written consent of the shareholder’s nominee to serve as a director.

     Shareholder proposals and director nominations that are late or that do not include all required information may be rejected. This could prevent shareholders from bringing certain matters before an annual or special meeting or making nominations for directors.

Shareholder Rights Plan

     On November 12, 1997, our board of directors declared a dividend distribution of one right for each outstanding share of our common stock to shareholders of record at the close of business on May 10, 1998. Each right entitles the registered holder to purchase from us one-tenth share of our common stock at a purchase price of $8.00 per share, subject to adjustment. The description and terms of the rights are set forth in a rights agreement between us and the rights agent.

     Subject to exceptions specified in the rights agreement, the rights will separate from our common stock and a distribution date will occur upon the earlier of:

•	ten business days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of our common stock, other than as a result of repurchases of stock by us or specified inadvertent actions by institutional or other shareholders;

•	ten business days, or such later date as our board of directors shall determine, following the commencement of a tender offer or exchange offer that would result in a person or group having acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of our common stock; or

•	ten business days after our board of directors shall declare any person to be an adverse person within the meaning of the rights plan.

     The rights expire at 5:00 P.M., Eastern time, on May 10, 2008, unless extended prior thereto by our board or earlier if redeemed by us.

     The rights will not have any voting rights. The exercise price payable and the number of shares of our common stock or other securities or property issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution. We issue rights when we issue our common stock until the rights have separated from the common stock. After the rights have separated from the common stock, we may issue additional rights if the board of directors deems such issuance to be necessary or appropriate.

     The rights have “anti-takeover” effects and may cause substantial dilution to a person or entity that attempts to acquire us on terms not approved by our board of directors except pursuant to an offer conditioned upon a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by our board of directors because, prior to the time that the rights become exercisable or transferable, we can redeem the rights at $.01 per right.

PLAN OF DISTRIBUTION

     We may sell the securities offered by this prospectus and a prospectus supplement as follows:

•	through agents;

•	to or through underwriters;

•	through dealers;

•	directly by us to purchasers; or

•	through a combination of any such methods of sale.

     We, directly or through agents or dealers, may sell, and the underwriters may resell, the securities in one or more transactions, including:

•	transactions on the New York Stock Exchange or any other organized market where the securities may be traded;

•	in the over-the-counter market;

•	in negotiated transactions; or

•	through a combination of any such methods of sale.

The securities may be sold at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     Agents designated by us from time to time may solicit offers to purchase the securities. We will name any such agent involved in the offer or sale of the securities and set forth any commissions payable by us to such agent in a prospectus supplement relating to any such offer and sale of securities. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter of the securities, as that term is defined in the Securities Act.

     If underwriters are used in the sale of securities, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, we will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached. We will set forth in the prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. Such compensation may be in the form of discounts, concessions or commissions. Underwriters and others participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities. We will describe any such activities in the prospectus supplement.

     We may elect to list any class or series of securities on any exchange, but we are not currently obligated to do so. It is possible that one or more underwriters, if any, may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities we may offer.

     If a dealer is used in the sale of the securities, we or an underwriter will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transactions.

     We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The prospectus supplement will describe the terms of any such sales, including the terms of any bidding, auction or other process, if utilized.

     Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. The prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates, may engage in transactions with or perform services for us and our subsidiaries in the ordinary course of their business.

LEGAL MATTERS

     Gibson, Dunn & Crutcher LLP, Dallas, Texas, and Hunton & Williams LLP, Richmond, Virginia, have each rendered an opinion with respect to the validity of the securities being offered by this prospectus. We filed these opinions as exhibits to the registration statement of which this prospectus is a part. Shearman & Sterling LLP, New York, New York, or another law firm that we will name in the prospectus supplement relating to an offering, will pass upon certain matters related to the securities being offered by this prospectus for any underwriters, dealers or agents.

EXPERTS

     Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements and schedule included in our Annual report on Form 10-K for the year ended September 30, 2003, as set forth in their report, which is incorporated by reference in this prospectus. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

     With respect to our unaudited condensed consolidated interim financial statements for the three-and nine-month periods ended June 30, 2004 and 2003, the three-and six-month periods ended March 31, 2004 and 2003 and the three-month periods ended December 31, 2003 and 2002, incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such financial statements. However, their separate reports dated August 9, 2004, included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, dated May 10, 2004, included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, and dated February 6, 2004 included in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2003, and incorporated in this prospectus by reference, state that they did not audit and they do not express an opinion on those interim financial statements. Accordingly, the degree of reliance on their reports on such financial statements should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended, for their reports on the unaudited interim financial statements because each report is not a “report” or a “part” of the registration statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

     The historical consolidated financial statements of TXU Gas and subsidiaries as of December 31, 2003 and 2002 and for the three years ended December 31, 2003, which have been included in our current report on Form 8-K filed on July 7, 2004 and incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs related to the adoption of Statement of Financial Accounting Standards No. 142 and 145), and have been so incorporated by reference herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     With respect to the unaudited condensed consolidated interim financial statements of TXU Gas and subsidiaries as of June 30, 2004 and March 31, 2004 and for the three-and six-month periods ended June 30, 2004 and 2003, and the three-month periods ended March 31, 2004 and 2003, incorporated by reference in this prospectus, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with professional standards of the Public Company Accounting Oversight Board (United States) for a review of such financial statements. However, as stated in their separate reports, included in the unaudited condensed consolidated interim financial statements of TXU Gas and subsidiaries as of June 30, 2004 and March 31, 2004 and for the three-month and six-month periods ended June 30, 2004 and 2003, and for the three-month periods ended March 31, 2004 and 2003, which are included in our current reports on Form 8-K filed with the SEC on July 7, 2004 and August 31, 2004, respectively, and incorporated in this prospectus by reference, they did not audit and they do not express an opinion on those interim financial statements. Accordingly, the degree of reliance on their reports on such financial statements should be restricted considering the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended, for their reports on the unaudited interim financial statements because each report is not a “report” or a “part” of the registration statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 10024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC- 0330.

     The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is www.sec.gov.

     You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     We have filed with the SEC a registration statement on Form S-3 that registers the securities we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities offered. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to “incorporate by reference” information in this prospectus that we have filed with it. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus or any prospectus supplement relating to an offering of our securities.

     We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of our offering of securities. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus), as well as proxy statements. You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

     This prospectus incorporates by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this document:

•	Our annual report on Form 10-K for the year ended September 30, 2003;

•	Our proxy statement dated December 29, 2003;

•	Our quarterly reports on Form 10-Q for the quarterly periods ended December 31, 2003, March 31, 2004 and June 30, 2004; and

•	Our current reports on Form 8-K filed with the SEC on January 22, 2004, July 7, 2004, July 16, 2004 and August 31, 2004, and Item 5 in our current report on Form 8-K/A filed with the SEC on July 2, 2004.

     These documents contain important information about us and our financial condition.

     You may obtain a copy of any of these filings, or any of our future filings, from us without charge by requesting it in writing or by telephone at the following address or telephone number:

Atmos Energy Corporation
1800 Three Lincoln Centre
5430 LBJ Freeway
Dallas, Texas 75240
Attention: Susan C. Kappes
(972) 934-9227

$2,200,000,000

ATMOS ENERGY CORPORATION

Debt Securities
and
Common Stock

PROSPECTUS

                    , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.*

Securities and Exchange Commission registration fee	$278,740
Blue Sky fees, including counsel fees	3,000
Printing expenses	17,250
Trustee’s fees and expenses	5,750
Rating agency fees	750,000
State filing fees	20,700
Accounting fees and expenses	35,000
Legal fees and expenses	60,000
Miscellaneous expenses	23,000
Total	$1,193,440

*All fees and expenses will be paid by us. All fees and expenses other than the SEC filing fees are estimated.

Item 15. Indemnification of Directors and Officers.

     The Texas Business Corporation Act and the Virginia Stock Corporation Act permit, and in some cases require, corporations to indemnify directors and officers who are or have been a party or are threatened to be made a party to litigation against judgments, penalties, including excise and similar taxes, fines, settlements, and reasonable expenses under certain circumstances. Article IX of our Amended and Restated Articles of Incorporation and Article IX of our Amended and Restated Bylaws provide for indemnification of judgments, penalties, including excise and similar taxes, fines, settlements, and reasonable expenses and the advance payment or reimbursement of such reasonable expenses to directors and officers to the fullest extent permitted by law.

     As authorized by Article 2.02-1 of the Texas Business Corporation Act, and Section 13.1-697 of the Virginia Stock Corporation Act, each of our directors and officers may be indemnified by us against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of ours if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. In each case, such indemnity shall be to the fullest extent authorized by the Texas Business Corporation Act and the Virginia Stock Corporation Act. If the director or officer is found liable to us, or received an improper personal benefit from us, whether or not involving action in his official capacity, then indemnification will not be made.

     Article X of our Amended and Restated Articles of Incorporation provides that no director shall be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duty as a director except for liability

•	for any breach of duty of loyalty to us or our shareholders,

•	for an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law,

•	for a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office,

•	for an act or omission for which the liability of a director is expressly provided by statute, or

•	for an act related to an unlawful stock repurchase or payment of a dividend.

     In addition, Article IX of our Amended and Restated Articles of Incorporation and Article IX of our Amended and Restated Bylaws require us to indemnify to the fullest extent authorized by law any person made or threatened to be made party to any action, suit or proceeding, whether criminal, civil, administrative, arbitrative or investigative, by reason of the fact that such person is or was a director or officer of ours or serves or served at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of any other enterprise.

     We maintain an officers’ and directors’ liability insurance policy insuring officers and directors against certain liabilities, including liabilities under the Securities Act of 1933. The effect of such policy is to indemnify such officers and directors against losses incurred by them while acting in such capacities.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

     See the Exhibit Index attached to this registration statement and incorporated herein by reference.

Item 17. Undertakings.

          (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (c) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (c)(1)(i) and (c)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Trust Indenture Act.

Signatures And Powers Of Attorney

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on August 31, 2004.

ATMOS ENERGY CORPORATION

By:	/s/ JOHN P. REDDY

John P. Reddy, Senior Vice
President and Chief Financial Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert W. Best and John P. Reddy, or either of them acting alone or together, as his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ ROBERT W. BEST Robert W. Best	Chairman, President and Chief Executive Officer (Principal Executive Officer)	August 31, 2004

/s/ JOHN P. REDDY John P. Reddy	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	August 31, 2004

/s/ F.E. MEISENHEIMER F.E. Meisenheimer	Vice President and Controller (Principal Accounting Officer)	August 31, 2004

/s/ TRAVIS W. BAIN II Travis W. Bain II	Director	August 31, 2004

/s/ DAN BUSBEE Dan Busbee	Director	August 31, 2004

/s/ RICHARD W. CARDIN Richard W. Cardin	Director	August 31, 2004

/s/ THOMAS J. GARLAND Thomas J. Garland	Director	August 31, 2004

/s/ RICHARD K. GORDON Richard K. Gordon	Director	August 31, 2004

/s/ GENE C. KOONCE Gene C. Koonce	Director	August 31, 2004

/s/ THOMAS C. MEREDITH Thomas C. Meredith	Director	August 31, 2004

Signature	Title	Date
/s/ PHILLIP E. NICHOL Phillip E. Nichol	Director	August 31, 2004

/s/ NANCY K. QUINN Nancy K. Quinn	Director	August 31, 2004

/s/ CHARLES K. VAUGHAN Charles K. Vaughan	Director	August 31, 2004

/s/ RICHARD WARE II Richard Ware II	Director	August 31, 2004

EXHIBIT INDEX

Page Number or
Exhibit		Incorporation by
Number	Description	Reference to
1.1**	Underwriting Agreement

2.1	Agreement and Plan of Merger by and between TXU Gas Company and LSG Acquisition Corporation dated June 17, 2004	Exhibit 2.1 of Form 8-K dated June 17, 2004 (File No. 1-10042)

4.1*	Amended and Restated Articles of Incorporation of Atmos Energy Corporation (as of February 10, 1999)

4.2*	Amended and Restated Bylaws of Atmos Energy Corporation (as of August 13, 2003)

4.3	Specimen Common Stock Certificate (Atmos Energy Corporation)	Exhibit (4)(b) of Form 10-K for fiscal year ended September 30, 1988 (File No. 1-10042)

4.4(a)	Rights Agreement, dated as of November 12, 1997, between Atmos Energy Corporation and BankBoston, N.A., as Rights Agent	Exhibit 4.1 of Form 8-K dated November 12, 1997 (File No. 1-10042)

4.4(b)	First Amendment to Rights Agreement dated as of August 11, 1999, between Atmos Energy Corporation and BankBoston, N.A., as Rights Agent	Exhibit 2 of Form 8-A, Amendment No. 1, dated August 12, 1999 (File No. 1-10042)

4.4(c)	Second Amendment to Rights Agreement dated as of February 13, 2002, between Atmos Energy Corporation and EquiServe Trust Company, N.A., as Rights Agent	Exhibit 4 of Form 10-Q for quarter ended December 31, 2001 (File No. 1-10042)

4.5	Registration Rights Agreement, dated as of June 30, 2003, between Atmos Energy Corporation and Gary A. Morris, as Asset Manager	Exhibit 4.1 of Form 10-Q for quarter ended June 30, 2003 (File No. 1-10042)

4.6	Registration Rights Agreement, dated as of December 3, 2002, by and among Atmos Energy Corporation and the Shareholders of Mississippi Valley Gas Company	Exhibit 99.2 of Form 8-K/A, dated December 3, 2002 (File No. 1-10042)

4.7	Standstill Agreement, dated as of December 3, 2002, by and among Atmos Energy Corporation and the Shareholders of Mississippi Valley Gas Company	Exhibit 99.3 of Form 8-K/A, dated December 3, 2002 (File No. 1-10042)

4.8*	Indenture dated as of July 15, 1998 between Atmos Energy Corporation and U.S. Bank Trust National Association, Trustee

4.9	Indenture between Atmos Energy Corporation, as Issuer, and Suntrust Bank, Trustee dated as of May 22, 2001	Exhibit 99.3 of Form 8-K dated May 15, 2001 (File No. 1-10042)

4.10(a)	Indenture of Mortgage, dated as of July 15, 1959, from United Cities Gas Company to First Trust of Illinois, National Association, and M.J. Kruger, as Trustees, as amended and supplemented through December 1, 1992 (the Indenture of Mortgage through the 20th Supplemental Indenture)	Exhibit to Registration Statement of United Cities Gas Company on Form S-3 (File No. 33-56983)

Page Number or
Exhibit		Incorporation by
Number	Description	Reference to
4.10(b)	Twenty-First Supplemental Indenture dated as of February 5, 1997 by and among United Cities Gas Company and Bank of America Illinois and First Trust National Association and Russell C. Bergman supplementing Indenture of Mortgage dated as of July 15, 1959	Exhibit 10.7(a) of Form 10-K for fiscal year ended September 30, 1997 (File No. 1-10042)

4.10(c)*	Twenty-Second Supplemental Indenture dated as of July 29, 1997 by and among Atmos Energy Corporation and First Trust National Association and Russell C. Bergman supplementing Indenture of Mortgage dated as of July 15, 1959

4.11(a)*	Indenture between United Cities Gas Company and First Trust of Illinois, National Association, as Trustee dated as of November 15, 1995

4.11(b)*	First Supplemental Indenture between Atmos Energy Corporation and First Trust of Illinois, National Association, as Trustee dated as of July 29, 1997

4.12(a)	Seventh Supplemental Indenture, dated as of October 1, 1983 between Greeley Gas Company and Central Bank Denver, N.A.	Exhibit 10.1 of Form 10-Q for quarter ended June 30, 1994 (File No. 1-10042)

4.12(b)*	Ninth Supplemental Indenture, dated as of April 1, 1991, between Greeley Gas Company and Central Bank Denver, N.A.

4.12(c)	Tenth Supplemental Indenture, dated as of December 1, 1993, between Greeley Gas Company and Colorado National Bank, formerly Central Bank Denver, N.A.	Exhibit 10.4 of Form 10-Q for quarter ended June 30, 1994 (File No. 1-10042)

5.1*	Opinion of Gibson, Dunn & Crutcher LLP, Dallas, Texas, as to the validity of the securities being registered.

5.2*	Opinion of Hunton & Williams LLP, Richmond, Virginia, as to the validity of the securities being registered.

12*	Computation of ratio of earnings to fixed charges

15.1*	Letter of Ernst & Young LLP regarding unaudited interim financial information

15.2*	Letter of Deloitte & Touche LLP regarding unaudited interim financial information

23.1	Consent of Gibson, Dunn & Crutcher LLP, Dallas, Texas	See Exhibit 5.1 of this Registration Statement

23.2	Consent of Hunton & Williams LLP, Richmond, Virginia	See Exhibit 5.2 of this Registration Statement

23.3*	Consent of Ernst & Young LLP

23.4*	Consent of Deloitte & Touche LLP

Page Number or
Exhibit		Incorporation by
Number	Description	Reference to
24	Power of Attorney	See signature pages of this Registration Statement

25*	Statement of eligibility of SunTrust Bank on Form T-1

*	Filed herewith

**	To be filed by amendment hereto or pursuant to a Current Report on Form 8-K to be incorporated herein by reference.